Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-3820
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS SECOND QUARTER 2011 EARNINGS

NORWALK, Conn., August 5, 2011 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced sales for the second quarter of 2011 of $443.8 million, compared to $441.4 million for the second quarter of 2010. Earnings per share from continuing operations for 2011 were $1.47 per share on $37.4 million of income, compared to $1.73 per share on $43.5 million of income in 2010. Included in the 2011 results is an after-tax charge of $0.3 million, or $0.01 per share, for relocation costs incurred in conjunction with the previously announced research and development consolidation. Excluding this item, earnings per share from continuing operations for 2011 were $1.48 on $37.7 million of income.

Net income and earnings per share in the second quarter were significantly impacted by lower-than-expected results from the HTH water products business, principally due to timing. In particular, different replenishment strategies attributable to a certain U.S. mass retail customer shifted a portion of the pool season sales from the second quarter to the third quarter. To a lesser extent, increased costs and unfavorable weather patterns in the early part of the pool season, principally in the Northeast and Midwest U.S., adversely impacted profits in the professional pool dealer and mass channels.

The Company is no longer providing its 2011 outlook. On July 10, 2011, the Company announced it had entered into an agreement to be acquired by Lonza Group Ltd., which transaction is currently pending.

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of over $1 billion. Arch and its subsidiaries provide innovative, chemistry-based and related solutions to destroy or to selectively inhibit the growth of harmful microorganisms. The Company is concentrated in the areas of water treatment, personal care, health and hygiene, industrial preservation and protection, and wood treatment. Arch Chemicals operates in two segments: Biocides Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate, and the proposed transaction between the Company and Lonza. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual outcomes to differ materially from those discussed include but are not limited to: general economic and business and market conditions; no improvement or weakening in U.S., European and Asian economies; increases in interest rates; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; loss of key customers; the Company’s ability to maintain chemical price increases or achieve targeted price increases; higher-than-expected product, raw material and energy costs and availability for certain chemical product lines; unexpected changes in the antidumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions, tax matters or patent matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer, supplier or Company plants; unfavorable weather conditions for swimming pool use; realization of deferred taxes; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; ability to obtain financing at attractive rates; financial market disruptions that impact our customers or suppliers; gains or losses on derivative instruments; implementation of the Company’s R&D consolidation consistent with the Company’s expectations; achievement of the Company’s multi-faceted margin improvement plan, including technology improvements which result in lower processing, energy and other costs; unfavorable changes in the regulatory status of the Company’s products; uncertainties as to the timing of the offer and the merger; uncertainties as to how many shareholders will tender their common stock in the offer; the possibility that various closing conditions for the transaction with Lonza may not be satisfied or waived; and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers and other business partners.

Arch Chemicals, Inc.

Reconciliation of GAAP to Non-GAAP Information (a)

(In millions, except per share amounts)

The following table reconciles income and diluted income per share from continuing operations for the three months ended June 30, 2011 to income and diluted income per share from continuing operations before relocation costs incurred in conjunction with the previously announced research and development consolidation.

The table is being included in order to provide comparability to the Company’s income and diluted income per share from continuing operations for the three months ended June 30, 2010 and in order to provide comparability to the Company’s earnings guidance for the three months ended June 30, 2011.

	Three Months Ended June 30, 2011
	Income	EPS
Income from Continuing Operations	$37.4	$1.47
Add: Relocation costs, net of tax	0.3	0.01

Income from Continuing Operations before relocation costs	$37.7	$1.48

(a)	Unaudited.